Exhibit 10.33

Mr. Mark Wiedman

Dear Mark,
We are pleased to offer you the terms of employment for the position of President at PNC.

Your start date will be April 7, 2025.

Your primary work location will be 300 Fifth Avenue, Pittsburgh, PA 15222.

Your officer appointment of President is effective at date of hire and will be submitted to the Board of Directors.

You will receive a signing bonus of $1,000,000.00, less appropriate withholding taxes, to be paid within your first month of employment. Should you voluntarily terminate employment with PNC within two years of active employment from your start date, you will be obligated to repay PNC the full amount of the signing bonus.

At the next general grant opportunity after you begin employment with PNC, you will be granted a one-time guaranteed award of special one-time stock-payable Group 1 covered executive restricted share units (“RSUs”) with a grant date value of $3,120,000.00, and Group 1 covered executive performance share units (“PSUs”) with a grant date value of $2,080,000.00 (in each case, rounded up to the nearest whole share.) The RSUs will generally vest over three years in substantially equal portions on each of the anniversaries of the date of grant, subject to your continued employment on such vesting dates and satisfaction of all underlying risk performance metrics. The PSUs should generally vest in February 2028, subject to your continued employment on the distribution date and satisfaction of all underlying risk and corporate performance metrics. All grants are subject to the terms and conditions of PNC's 2016 Incentive Award Plan as amended or a successor plan that may be adopted by PNC ("IAP") and the underlying award agreement, as applicable.

For the 2025 performance year, your target annual compensation will be $10,500,000.00, prorated for your partial year of employment. Your annualized base salary will be $700,000, payable in accordance with Company’s standard payroll procedures. The components of this target compensation are as follows, in each case prorated for your partial year of employment.

Base salary:                        $700,000.00 (on an annualized basis)
Total incentive (annual cash and long-term equity):        $9,800,000.00
Total compensation:                        $10,500,000.00

Beginning in the 2025 plan year, you will be eligible to participate in an incentive plan applicable to your role. Eligibility to receive future awards under this plan is subject to the plan requirements, which includes your continued employment with PNC through the dates the awards are paid and your satisfactory performance.

You will also be eligible to participate in PNC's IAP. An award of annual stock-payable RSUs and PSUs for performance year 2025 will be granted in the first quarter of the following year, subject to the terms and conditions of the IAP and the underlying award agreement, as applicable. The RSUs generally vest over three years in substantially equal portions on each of the anniversaries of the date of grant, subject to the service and risk performance requirements, forfeiture provisions, and other conditions and terms of the applicable award

Exhibit 10.33
agreement. The PSUs generally vest after three years, subject to the service, risk performance and corporate performance requirements, forfeiture provisions, and other conditions and terms of the applicable award agreement. For the awards to become effective, you will be required to timely accept the awards by properly executing an unaltered copy of the award agreement. The award agreement will include, among other things, several provisions designed to help protect PNC's business, including your agreement that you will not solicit certain customers or employees of PNC for the benefit of any person other than PNC while you are employed and for a period of one year after your termination of employment with PNC for any reason, to maintain at all times the confidentiality of business and technical information, and to disclose and assign certain inventions, all as more specifically provided in the award agreement. In addition, under the award agreement, if you engage in certain competitive activities during your employment or the one-year period following your termination of employment with PNC for any reason, your award may be subject to forfeiture. Your participation in the IAP and the level and terms of such participation is subject to change from time to time at the discretion of PNC.

As President, you are also eligible to enter into PNC’s standard form of change of control agreement, which provides for cash payments in the event of a qualifying termination of employment in connection with the occurrence of a change of control. You are also eligible to participate in PNC’s Executive Severance Plan.

This offer and your continued employment with PNC are contingent upon several factors. Failure to meet any of these requirements will result in the withdrawal of this offer and termination of the remainder of the hiring process.

To the extent that you have an employment agreement or restrictive covenant with any previous employers that affects your work with PNC, you are fully responsible for complying with the terms of such agreement. As we discussed, you acknowledge that you will comply with the terms of any employment agreement(s) with your former employer(s), if applicable, and that you are solely responsible to defend or otherwise respond to any legal action taken against you for alleged violations of that agreement.

This employment offer is contingent on you being fingerprinted and successfully meeting the FDIC’s and any additional applicable legal requirements as well as PNC’s Bonding criteria, and its other hiring standards based upon the results of an FBI and any other required background check.

Please note that PNC's offer of employment does not constitute a contract of employment or otherwise create any contractual rights or obligations for you or for PNC.

If you have questions about the offer or if we can do anything to help, make things easier, please call me at.

Again, Mark, we're thrilled to offer you this opportunity to join PNC and look forward to hearing from you.

Best regards,

VP, Executive Recruiting Manager
PNC Talent Acquisition